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                                                                   EXHIBIT 5.1


                              KANE KESSLER, P.C.
                          1350 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-4896












                                                     December 12, 1997










Armor Holdings, Inc.
13386 International Parkway
Jacksonville, FL 32218


Gentlemen:

           We have acted as counsel for Armor Holdings, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-4 (No. 333-38759), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") filed by the Company with the Securities and Exchange Commission with respect to the offer and sale of a maximum of 4,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

           We have examined copies of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company, the Registration Statement, records of certain of the Company's corporate proceedings as reflected in the Company's minute books and other records and documents that we have deemed necessary for purposes of this opinion. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinion hereinafter set forth.





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Armor Holdings, Inc.
December 12, 1997
Page 2.


           In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

           Based upon the foregoing and the statements contained herein, it is our opinion that the shares of Common Stock proposed to be offered by the Company in accordance with the terms of the Prospectus included as part of the Registration Statement are duly authorized and reserved for issuance, and upon receipt of valid and due consideration therefor, when issued pursuant to the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

           We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning any law, other than the laws of the State of New York and the General Corporation Law of the State of Delaware.


                                Very truly yours,

                                KANE KESSLER, P.C.



                                By: /s/ Jeffrey S. Tullman, President
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